Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated as of October 12, 2010, (the “Effective Date”) is by and between Voyetra Turtle Beach, Inc., a Delaware corporation (the “Company”), and Carmine J. Bonanno (the “Employee”).

WHEREAS, Voyetra Technologies, Inc. and the Employee entered into an Executive Employment Agreement dated November 27, 1996 and Voyetra Technologies, Inc. subsequently merged with its subsidiaries forming the Company;

WHEREAS, the Company, its stockholders, SG VTB Merger Sub, Inc. (the “Buyer”) and SG VTB Holdings, LLC have entered into a Stock Purchase Agreement dated September 28, 2010 (the “Stock Purchase Agreement”), pursuant to which the stockholders have agreed to sell to the Buyer, and the Buyer has agreed to purchase from the stockholders, outstanding shares of common stock of the Company;

WHEREAS, in connection with the closing of the transactions contemplated by the Stock Purchase Agreement, the Company and the Employee desire to enter into a new agreement intended to supersede, replace and cancel the agreement dated November 27, 1996 and all prior or subsequent agreements entered into prior to the Effective Date herein, which shall have no further force or effect on the terms of the Employee’s future employment with the Company;

WHEREAS, the Company desires to continue the employment relationship with the Employee pursuant to the terms and conditions set forth herein; and

WHEREAS, the Employee desires to continue employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENTS

Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person, and (iii) each of such Person’s officers, directors, managers (in the case of any Person that is a manager-managed limited liability company) and general partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Base Salary” has the meaning set forth in Section 4.1.

“Board” means the Board of Directors of the Company as the same is constituted from time to time.

“Cause” means: (A) Employee’s conviction of or plea of guilty or nolo contendere to a felony; (B) a determination by the Board that Employee committed fraud, misappropriation or embezzlement against any Person; (C) Employee’s material breach of the terms of this Agreement or Employee’s material breach of any other material written agreement with the Company or any Subsidiary (excluding the Seller Transaction Documents or Company Transaction documents, as those terms are defined in the Stock Purchase Agreement) to which Employee is a party other than this Agreement; (D) Employee’s willful misconduct or gross neglect in performance of Employee’s duties; or (E) Employee’s failure or refusal to carry out material responsibilities reasonably assigned by the Board to the Employee; provided, however, that with respect to subsections (C), (D) and (E) above, Cause will only be deemed to occur after written notice to Employee of such action or inaction giving rise to Cause and the failure by Employee to cure such action or inaction (which is capable of cure) within 30 days after written notice.

“Confidential Information” shall mean all information respecting the business and activities of the Company or any Subsidiary, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or any Subsidiary. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Employee’s breach of any portion of this Agreement).

“Employment Period” has the meaning set forth in Section 2.

“Good Reason” shall mean a material diminution, without Employee’s consent (which consent shall not be withheld unreasonably), in Employee’s duties or responsibilities as in effect immediately before such diminution.

“Intellectual Property” has the meaning set forth in Section 7.

“Non-Compete Period” means a period of eighteen (18) months following termination of Employee’s employment with the Company.

“Performance Bonus Agreement” shall mean the Performance Bonus Agreement of even date herewith between the Company, Employee and Frederick J. Romano.

“Permanent Disability” shall mean that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

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“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Reimbursable Expenses” has the meaning set forth in Section 4.5.

“Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company, business trust, or other entity of which (or in which) more than 50% of (a) the issued and outstanding capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors of such entity or Persons performing similar functions with respect to such entity (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), or (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other entity is at the time directly or indirectly owned or controlled by the Company and one or more of its other Subsidiaries or by one or more of the Company’s other Subsidiaries.

“Termination Notice” has the meaning set forth in Section 2.2.

Section 2. Employment.

2.1 Employment Period. The Employee’s employment hereunder shall commence on the Effective Date and shall continue in full force and effect until terminated as set forth in Section 2.2 (the “Employment Period”).

2.2 “At Will” Employment. The Employee’s employment under this Agreement is “at will.” Therefore, in accordance with Section 5, (a) either the Company, upon 60 days advance written notice, or the Employee upon 60 days (or such lesser time as determined by the Company) advance written notice to the Company, may terminate Employee’s employment with the Company and/or its Subsidiaries (“Termination Notice”) and (b) the Company may immediately terminate Employee’s employment with the Company and/or its Subsidiaries for Cause.

2.2.1 Subject to the terms and conditions of this Agreement, to the extent that there is a period of time elapsing between the date of delivery of a Termination Notice and the termination date, the Employee shall continue to perform his duties as set forth in this Agreement during such period, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Employee’s successor, if any. Notwithstanding the foregoing provisions of this Section 2, the Company may suspend the Employee from performing his duties under this Agreement following the delivery of a Termination Notice; provided, however, that during the period of suspension, the Employee shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

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Section 3. Position and Duties.

3.1 Position. During the Employment Period, the Employee will serve in such position or capacity and will perform such duties and functions as shall from time to time be determined by the Board or its designee(s).

3.2 Performance of Duties; Other Activities. During the Employment Period, the Employee will devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services, without the prior written consent of the Board; provided, however, the Employee, subject to Employee’s obligations under this Agreement, shall be permitted to make personal investments, perform reasonable volunteer services, and serve on the boards of directors of nonprofit organizations.

Section 4. Base Salary and Benefits.

4.1 Base Salary. From the Effective Date until December 31, 2010, the Employee’s monthly compensation will be $41,666.67 or a prorated portion thereof. Effective January 1, 2011, the Employee’s base salary will be at the rate of $355,000 per annum (the “Base Salary”), plus an annual percentage increase effective January 1, 2012 at least equal to the cost-of-living adjustment (as defined in the Social Security Act) for the immediately preceding year or such greater increase as the Board approves in its sole discretion from time to time. Base Salary will be payable by the Company in regular installments in accordance with the general payroll practices of the Company as in effect from time to time. The term “Base Salary” used in this Agreement shall refer to the Base Salary as it may be so increased from time to time.

4.2 Employee Benefits and Perquisites. During the Employment Period, the Employee shall be eligible to participate in the Company’s employee benefit plans on the same basis as those benefits are made available to other executives of the Company.

4.3 Vacation. During the Employment Period, the Employee shall be entitled to six weeks of paid vacation per calendar year. Employee shall not be entitled to carry over unused vacation to future years.

4.4 Bonus. Prior to the Effective Date, the Company awarded Employee a performance bonus for 2010 in the amount of $500,000 (the “2010 Bonus”). The Company shall pay the 2010 Bonus on March 31, 2011. In addition to the 2010 Bonus and the compensation payable under the Performance Bonus Agreement, beginning each year during the Employment Period after December 31, 2010, Employee shall also participate in an annual incentive bonus plan that will provide Employee the opportunity to earn additional compensation of up to fifty percent (50%) of Employee’s Base Salary for such year (or such higher percentage as may be required pursuant to the immediately following sentence), contingent upon the achievement of performance goals set by the Board for each such year. The material terms (including performance goals), conditions and percentage payout of such

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incentive bonus hereunder shall be no less favorable to the Employee than the incentive bonuses established for “C level executives” as such term is defined in the sole discretion of the Board. All incentive bonus payments will be paid no later than the 15th day of the second month after the end of the calendar year in which such incentive bonus payment was earned. Notwithstanding anything to the contrary herein, the Employee shall not be eligible for an incentive bonus payment with respect to (a) 2010 if it is determined that he is eligible to receive his portion of the 2010 Bonus pursuant to the Performance Bonus Agreement (in which case, the Employee shall instead receive a bonus of $75,000 payable on July 31, 2011) or (b) 2011 if it is determined that he is eligible to receive his portion of the 2011 Bonus pursuant to the Performance Bonus Agreement and any incentive bonus payment shall not be payable with respect to 2010 or 2011 prior to the final determination of such eligibility.

4.5 Expenses. The Company shall reimburse the Employee for any and all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses. All reimbursements shall be made as soon as reasonably practicable, but at least by the earlier of ninety (90) days following the date on which such Reimbursable Expenses were submitted for reimbursement or the last day of the calendar year following the calendar year in which such Reimbursable Expenses were incurred. In addition, no reimbursement shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement during any calendar year shall not affect the amount available for reimbursement in a subsequent calendar year. Termination of Employee’s employment hereunder shall not affect Employee’s right to be reimbursed for any Reimbursable Expenses incurred by Employee before such termination.

4.6 Other Incentive Compensation. The Employee shall be entitled to the following additional compensation:

4.6.1 In the event that, after the Effective Date, the Board directs the Company to file, and the Company files a utility patent application in the United States naming Employee as an inventor (other than a provisional patent application, and expressly excluding continuation, continuation in part, divisional, foreign or other applications claiming priority to such utility patent application ) with respect to any invention that is subject to Section 7 of this Agreement (each, an “Eligible Application”), the Company shall pay the Employee a bonus of $10,000 within 30 days after such application is filed.

4.6.2 In the event that a patent issues in the United States on an Eligible Application (each, a “Company Patent”), the Company shall pay the Employee a bonus of $10,000 within 30 days after the Company receives notice that such Company Patent has issued. It is acknowledged and understood that a patent may not issue in the United States on an Eligible Application, but that the Company may obtain a patent or patents with respect to patent application(s) filed by the Company, with Employee as a named inventor, that claim priority to the Eligible Application, including continuation, continuation in part or divisional filings. Where a United States patent does not issue on an Eligible Application, but does issue

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on a continuation, continuation in part or divisional filing claiming priority to an Eligible Application, such issued patent shall be deemed a Company Patent for purposes herein, but the $10,000 bonus shall be paid only upon the issuance of the first Company Patent to issue in the United States based on a continuation, continuation in part or divisional filing claiming priority to such Eligible Application.

4.6.3 No bonus shall be payable in respect of any foreign patent application (including any international application) or issued foreign patent, whether or not claiming priority to an Eligible Application, filed by the Company after the Effective Date with Employee as a named inventor, but any such issued foreign patent shall, for purposes of the payment obligations described in Section 4.6.4, be deemed a Company Patent.

4.6.4 The Company shall pay to Employee, annually within 90 days of the end of the Company’s fiscal year, a royalty equal to 0.5% of the net revenues realized by the Company on the sale of Company products where the manufacture, marketing or distribution of such products involves the practice of any inventions claimed in a Company Patent (the “Royalty”). Such Royalty shall be calculated and paid based on sales of Company products on a country-by-country basis during the term of the Company Patent(s) embodied in the applicable Company product, or in the manufacture thereof, sold in such country. The 0.5% Royalty shall be calculated on a product/SKU basis, irrespective of the number of Company Patents embodied in such Company product/SKU or its manufacture, and calculated on such eligible Company product until the last to expire of any Company Patent(s) embodied in such product or its manufacture. For the avoidance of doubt, no Royalty shall be incurred (a) with respect to a Company Patent until after the issuance of such Company Patent or (b) in a particular country on sales of Company products in such country following the date of expiration (or invalidation) of the last to expire (or to be invalidated) of the Company Patent(s) embodied in such Company product, or its manufacture in such country. The payment obligation under this Section 4.6.4 shall terminate upon a Change in Control; provided that the amount of any unpaid Royalty earned through the date of the Change of Control shall be paid on or prior to the consummation thereof. The Company agrees to afford the Employee and his professional representatives (subject to entry into reasonable and customary confidentiality restrictions if requested by the Company) reasonable access to the Company’s financial statements, product designs and other technical information, and other books and records that are relevant to this Section 4.6.4, to determine whether the Company has complied with the provisions of this Section 4.6.4. “Change in Control” means any one person, or more than one person acting as a group (other than Stripes Group LLC or any Affiliate of Stripes Group, LLC) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. For the avoidance of doubt, the Employee’s right to receive the Royalty payable under this Section 4.6.4 shall not be affected by the termination of the Employee’s employment with the Company.]

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Section 5. Termination.

5.1 Death. The Employee’s employment under this Agreement shall terminate immediately upon the Employee’s death, and neither the Company nor any of its Affiliates shall have any further obligations under this Agreement, except to pay to the Employee’s estate (or his beneficiary, as may be appropriate) (a) any Base Salary earned through his date of death, to the extent theretofore unpaid and (b) such accrued but unused vacation, retirement, incentive, bonus and other benefits earned by the Employee and vested (if applicable) as of the date of his death under any employee benefit plan of the Company in which the Employee participates, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of the applicable plans, policies and arrangements.

5.2 Disability. If the Employee is unable to perform his duties under this Agreement because of Permanent Disability, the Company may terminate the Employee’s employment by giving written notice to the Employee. Such termination shall be effective as of the date of such notice and neither the Company nor any of its Affiliates shall have any further obligations under this Agreement, except to pay to the Employee (a) any Base Salary earned through the date of such termination, to the extent theretofore unpaid and (b) such accrued but unused vacation, retirement, incentive, bonus and other benefits earned by the Employee and vested (if applicable) as of the date of his termination under any employee benefit plan of the Company in which the Employee participates, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of the applicable plans, policies and arrangements.

5.3 Unjustified Termination.

5.3.1 Except as otherwise provided in Sections 5.1, 5.2, 5.4, and 5.5, if the Employee’s employment shall be terminated by the Company other than for Cause, the Employee shall be entitled to (a) (i) any Base Salary earned through the date of such termination, to the extent theretofore unpaid and (ii) such accrued but unused vacation, retirement, incentive, bonus and other benefits earned by the Employee and vested (if applicable) as of the date of his termination under any employee benefit plan of the Company in which the Employee participates, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of the applicable plans, policies and arrangements, and (b) so long as the Employee has not breached and does not breach the provisions of Sections 6, 7, 8, 9, or 10 of this Agreement a lump sum payment in an amount equal to (i) eighteen (18) months of the Employee’s then current Base Salary and (ii) an amount equal to eighteen (18) months of COBRA premiums at the rate in effect under the Company’s medical plan in which the Employee is participating immediately prior to the date of his termination, payable in accordance with Section 14.8.1 following the date of such termination.

5.3.2 Subject to the requirements of this Section 5.3.2, if the Employee terminates his employment for Good Reason during the period commencing on the Effective Date and ending on the second anniversary thereof, the Employee shall be entitled to (a) (i) any Base Salary earned through the date of such termination, to the extent theretofore unpaid and (ii) such accrued but unused vacation, retirement, incentive, bonus and other benefits earned by the Employee and vested (if applicable) as of the date of his termination under any employee benefit plan of the Company in which the Employee participates, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms

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of the applicable plans, policies and arrangements, and (b) so long as the Employee has not breached and does not breach the provisions of Sections 6, 7, 8, 9, or 10 of this Agreement, a lump sum payment in an amount equal to (i) twelve (12) months of the Employee’s then current Base Salary and (ii) an amount equal to twelve (12) months of COBRA premiums at the rate in effect under the Company’s medical plan in which the Employee is participating immediately prior to the date of his termination, payable in accordance with Section 14.8.1 following the date of such termination. Notwithstanding the foregoing, the Employee shall be entitled to the severance benefits provided under (b)(i) and (ii) of this Section 5.3.2 only if the Employee notifies the Company of the occurrence of the event alleged to constitute Good Reason within 30 days of the occurrence of such event, the Company fails to remedy such event within 30 days after receiving such notice from the Employee, and the Employee actually terminates employment within 15 days after the expiration of the 30-day remedial period.

5.4 Justified Termination. If the Company terminates Employee’s employment for Cause (a “Justified Termination”), the Employee shall be entitled to receive (a) any Base Salary earned through the date of termination, to the extent theretofore unpaid, and (b) such accrued but unused vacation, incentive, bonus and other benefits earned by the Employee and vested (if applicable) as of the date of his termination, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of the applicable plans, policies and arrangements. A Justified Termination shall become effective on the date designated by the Company and the Employee shall not be eligible to receive, and the Company shall not be required to pay, any severance pursuant to Section 5.3 hereof.

5.5 Voluntary Resignation. If the Employee resigns for any reason (other than for Good Reason, which shall be covered by Section 5.3.2) (a “Voluntary Resignation”), the Employee shall be entitled to receive (a) any Base Salary earned through the date of termination, to the extent theretofore unpaid and (b) such accrued but unused vacation, retirement, incentive, bonus and other benefits earned by the Employee and vested (if applicable) as of the date of his termination, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of the applicable plans, policies and arrangements. A Voluntary Resignation will be effective upon the conclusion of the 60 day written notice period pursuant to Section 2.2, unless an earlier date is approved by the Board. If the Board approves an earlier termination date, the Employee will not be entitled to payments under Sections 5.5(a) and (b) (above) after such date. In the case of a Voluntary Resignation, Employee shall not be eligible to receive, and the Company shall not be required to pay, any severance pursuant to Section 5.3 hereof.

5.6 Performance Bonus Agreement. For the avoidance of doubt, the termination of the Employee’s employment for any reason shall not affect the Employee’s right to any bonus otherwise payable under the terms of the Performance Bonus Agreement.

Section 6. Confidential Information. Employee shall not, during or after the Employment Period, without the prior express written consent of the Board, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information to any Person (other than when required to do so in good faith to perform

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Employee’s duties and responsibilities under this Agreement or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In the event that Employee becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, then prior to such disclosure, Employee will provide the Company with prompt written notice so that the Company may seek (with Employee’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then Employee will furnish only that portion of the Confidential Information which he is advised by counsel is legally required, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information.

Section 7. Ownership of Intellectual Property. Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work, and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or any Subsidiary’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (collectively, “Intellectual Property”) belong to the Company or such Subsidiary, and Employee hereby assigns, and agrees to assign, all of the above Intellectual Property to the Company or such Subsidiary. Any copyrightable work prepared in whole or in part by Employee in the course of Employee’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Employee hereby assigns and agrees to assign to the Company or such Subsidiary all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Employee shall promptly disclose such Intellectual Property and copyrightable work to the Company and perform all actions reasonably requested by the Company or the Board (whether during or after the Employment Period) to establish and confirm the ownership of the Company or such Subsidiary (including, without limitation, assignments, consents, powers of attorney and other instruments).

Section 8. Non-Competition. The Employee covenants and agrees that during his employment with the Company, and during the Non-Compete Period , he shall not, either directly or indirectly, without the prior written consent of the Company, on his own behalf or in the service or on behalf of others serve anywhere in the United States as an owner, manager, stockholder (except as a holder of no more than l% of the issued and outstanding stock of a publicly traded company), consultant, director, officer or employee of any business entity that provides services that are similar to or competitive to those provided, offered or sold by the Company; and during the Non-Compete Period the Employee shall not, either directly or indirectly (i) solicit or divert or appropriate to or for any competing business, or (ii)

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attempt to solicit, divert or appropriate to or for any competing business, any products or services offered, sold or provided by the Company to or from those entities who are clients of the Company or a Subsidiary or who are parties to which Company has submitted a proposal to offer any products or services within six (6) months prior to the termination of Employee’s employment hereunder. The Employee acknowledges that the provisions of this Section 8 shall apply regardless of the circumstances under which Employee’s employment with the Company terminates.

Section 9. Agreement Not to Solicit Employees. The Employee covenants and agrees that during his employment by the Company, and the Non-Compete Period, he will not directly on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, to any competing business any person employed by the Company, whether or not such employee is a full-time employee or a temporary employee of the Company, and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will. The Employee acknowledges that the provisions of this Section 9 shall apply regardless of the circumstances under which Employee’s employment with the Company terminates.

Section 10. Non-Disparagement. Except as required by applicable law, rule or regulation or any recognized subpoena power, following termination of the Employee’s employment, each of the Company and Employee agrees to refrain from making any derogatory comment to the press or to any individual or entity regarding the other (or its or his affiliates) that relates to their activities or relationship prior to the date of termination, which comment would be reasonably likely to cause material damage or harm to the business interests or reputation of the Company or the Employee, as the case may be, or its or his affiliates, as the case may be. In the event that either party becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to make any such statements or representations, then prior thereto, such party will provide the other party with prompt written notice so that the other party may seek (with the reasonable cooperation of the first party) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then the first party will only make such statements or representations which he or it is advised by counsel is legally required, and will cooperate with the other party in the other party’s efforts to obtain reliable assurance that confidential treatment will be accorded to any such statements or representations.

Section 11. The time periods for Employee’s obligations contained in Section 8 and 9 hereof will be extended beyond the time periods specified therein by the length of time during which Employee will have been in breach (as determined by a court of competent jurisdiction in a final nonappealable judgment, ruling or order or by an arbitration) of any of the provisions of such Sections 8 and 9.

Section 12. Equitable Relief. The Employee acknowledges that a breach or threatened breach by him of any of his covenants contained in Sections 6, 7, 8, 9, 10 and 11 of this Agreement could cause irreparable harm to the Company, its affiliates and Subsidiaries,

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for which it or they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company, its affiliates or Subsidiaries may have at law, in the event of an actual or threatened breach by the Employee of his covenants contained in Sections 6, 7, 8, 9, 10 and 11 of this Agreement, the Company, its affiliates and Subsidiaries shall have the right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

Section 13. No Prior Agreements. The Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, Employee agrees to indemnify and hold harmless the Company and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorney’s fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of this Agreement.

Section 14. Miscellaneous.

14.1 Remedies. The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or available in equity.

14.2 Waivers and Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Employee. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

14.3 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of any of the parties hereto will bind and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns, whether so expressed or not; provided that the Employee may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

14.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

14.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

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14.6 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14.7 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands, and other communications will be sent to the Employee and to the Company at the addresses set forth below.

If to the Employee:

Carmine J. Bonanno

39 Albemarle Road

White Plains, NY 10605

Facsimile: (914) 345-2266

If to the Company:

Voyetra Turtle Beach, Inc.

150 Clearbrook Rd. Suite 162

Elmsford, NY 10523

Attn: Chief Financial Officer

With a copy to (which shall not constitute notice):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19102

Facsimile: (215) 994-2222

Attention: Henry N. Nassau, Esq. and David S. Denious, Esq.

Or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

14.8 409A. The parties intend that this Agreement (and all payments and other benefits provided under this Agreement) be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section

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409A is applicable to such payments and benefits, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

14.8.1 Notwithstanding anything to the contrary contained herein, the Employee’s receipt of any of the severance benefits set forth in Section 5 (other than any unpaid accrued benefits) shall be conditioned on the Employee’s execution of a release of claims in form and substance satisfactory to the Company (which release shall be provided to the Employee at the time of Employee’s termination of employment), such that such release is effective (with all revocation periods having expired unexercised) within sixty (60) days following the Employee’s termination of employment. Any severance payments (other than unpaid accrued benefits) shall be paid to the Executive in a lump sum on the seventieth (70th) day following the Employee’s termination of employment.

14.8.2 Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary: (a) if at the time of the Employee’s termination of employment, the Employee is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within 6 months after the Employee’s termination, then such payment or benefit required under this Agreement shall not be paid (or commence to be paid) during the 6 month period immediately following the Employee’s termination (except as specifically provided otherwise in this clause (a)), but shall instead be paid in a lump sum on the first day of the seventh month following the Employee’s termination of employment or, if earlier, on the tenth business day following the Employee’s death (even if such business day is less than six months following the Employee’s termination); (b) a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” and like terms shall mean separation from service; (c) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments; and (d) with regard to any provision in this Agreement, including, without limitation, Section 4.5, that provides for reimbursement of expenses or in-kind benefits, except for any reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute taxable compensation to the Employee, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense occurred.

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14.9 No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company, the Employee and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

14.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes, cancels and replaces any prior understandings, agreements or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof. Without limiting the foregoing, the Executive Employment Agreement dated as of November 27, 1996 between the Company and the Employee is superseded in its entirety by this Agreement and is terminated effective as of the Effective Date.

14.11 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

14.12 Survival. Sections 4.5, 4.6, 5, 6, 7, 8, 9, 10, and 11 of this Agreement will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

14.13 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the state of New York.

14.14 Waiver of Trial by Jury. The Company and Employee waive trial by jury in any proceeding.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

VOYETRA TURTLE BEACH, INC.

By:	/s/ Frederick J. Romano
Name:	Frederick J. Romano
Title:	EVP/COO

CARMINE BONANNO

/s/ Carmine Bonanno